Exhibit 99.1

BEACON ELECTS TO DRAW DOWN ON REVOLVING CREDIT FACILITY TO FURTHER STRENGTHEN CASH POSITION

HERNDON, Va.--(BUSINESS WIRE)—April 1, 2020 -- Beacon (Nasdaq: BECN) (the “Company”) announced today that it elected to draw down approximately $725 million from its revolving credit facility. This is a proactive measure to increase the Company's cash position and preserve financial flexibility in light of current uncertainty in the global markets resulting from the COVID-19 pandemic. The funds will supplement the Company's cash position. Details of the draw are described in the Company’s Form 8-K filed concurrently herewith. After the draw, Beacon will maintain approximately $185 million of additional capacity on its revolver.

“The health and safety of our employees, customers and communities remains our foremost priority during this most unusual period,” said Julian Francis, Beacon’s President and Chief Executive Officer. “It is also our obligation to be good stewards of the company’s financial assets. Our outstanding credit facility provides Beacon considerable financial flexibility to manage our balance sheet, and our draw on our ABL revolver exemplifies this. Even though our business has been deemed essential everywhere we operate and we remain open to serve our customers in all 50 states and Canada, we thought it prudent to have additional cash on hand in the event that we experience a material downturn in overall business operations as a result of the COVID‑19 pandemic. The ABL draw that we are announcing today is just one of the many levers available to Beacon to help us ensure that we will be able to meet our long-term goals for our employees, customers and shareholders.”

Forward-Looking Statements

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, the impact of the COVID‑19 pandemic on the construction sector, in general, and the financial position and operating results of our Company, in particular, which cannot be predicted and could change rapidly, and those set forth in the "Risk Factors" section of the Company's latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

About Beacon

Founded in 1928, Beacon is a Fortune 500, publicly-traded distributor of residential and commercial building products in North America, operating over 500 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of over 110,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT, and has a proprietary digital account management suite, Beacon Pro+, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com

CONTACT:

Joseph Nowicki, Executive VP & CFO

Joseph.Nowicki@becn.com

571-323-3939